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                                                                        Ex-11.1

      COMPUTATION OF PRIMARY AND FULLY DILUTED NET INCOME PER COMMON SHARE

                 Mellon Bank Corporation (and its subsidiaries)

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
                                                                                    Year ended December 31,
                                                                          1995               1994                1993
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
PRIMARY NET INCOME PER COMMON SHARE

Net income applicable to common stock                             $652,234,000       $361,221,000(a)     $401,398,000(a)
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Stock and stock equivalents (average shares):
        Common shares outstanding                                  143,428,078        145,036,812         141,610,182
        Common shares issuable upon conversion
         of Series D preferred stock                                         -          1,692,263           2,460,632
        Other common stock equivalents, net of shares assumed
         to be repurchased under the treasury stock method:
                Stock options                                        1,377,077          1,886,912           2,406,069
                Warrants                                               268,510            451,978             412,244
                Series D preferred stock subscription rights                 -                817              55,356
                Common stock subscription rights                             -                  -             137,706
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                          Total stock and stock equivalents        145,073,665        149,068,782         147,082,189
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Net income per common share                                              $4.50              $2.42               $2.73
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FULLY DILUTED NET INCOME PER COMMON SHARE

Net income applicable to common stock                             $652,234,000       $361,221,000(a)     $401,398,000(a)
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The after-tax benefit of interest expense
  on the assumed conversion of 7-1/4% Convertible
  Subordinated Capital Notes                                           206,000            204,000             200,000
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Adjusted net income applicable to common stock                    $652,440,000       $361,425,000        $401,598,000
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Stock, stock equivalents and potentially
  dilutive items (average shares):
        Common shares outstanding                                  143,428,078        145,036,812         141,610,182
        Common shares issuable upon conversion of
         Series D preferred stock                                            -          1,692,263           2,460,632
        Other common stock equivalents, net of shares
         assumed to be repurchased under the treasury
         stock method:
                Stock options                                        2,186,923          1,914,398           2,480,068
                Warrants                                               440,834            451,978             412,244
                Series D preferred stock subscription rights                 -                817              55,356
                Common stock subscription rights                             -                  -             137,706
        Common shares issuable upon conversion of
          7-1/4% Subordinated Capital Notes                            126,593            133,492             136,497
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                          Total                                    146,182,428        149,229,760         147,292,685
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Net income per common share                                              $4.46              $2.42               $2.73
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
(a)     After adding back Series D preferred stock dividends of $3 million in
        1994 and $4 million in 1993.  Series D preferred stock was considered a common stock equivalent.
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